EXHIBIT 99.1

TOR Minerals International Reports Effects of

Hurricanes Katrina and Rita on Operations

CORPUS CHRISTI, Texas, September 27, 2005 -- TOR Minerals International (Nasdaq:TORM) producer of natural titanium dioxide pigments and specialty aluminas today announced that severe weather caused by Hurricanes Katrina and Rita resulted in the delayed shipment of raw materials to and the temporary suspension of operations at its Corpus Christi, Texas plant.  As a result, third quarter earnings are now anticipated to be near break-even levels.

“There was no damage to the Corpus Christi facility and operations have been fully restored.” said Mr. Richard Bowers, Chief Executive Officer of TOR Minerals.  “The plant is now running at full capacity and is projected to operate near full capacity through the fourth quarter as orders for titanium dioxide are strong.”

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties.  There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group, LLC

(817) 310-0051